Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

series b preferred stock

Of

CENTRAL FEDERAL CORPORATION

Central Federal Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on March 31, 2014:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created, out of the 1,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized in Article FOURTH of the Certificate of Incorporation, a series of the preferred stock consisting of 480,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the preferred stock of the Corporation):

Section 1.Designation and Amount.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 480,000 shares, each having a par value of $0.01 per share and a liquidation preference of $25.00 per share.  Outstanding shares of Series B Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted into Common Shares, shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Section 2.Definitions.  As used herein with respect to the Series B Preferred Stock, in addition to those terms defined herein, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of Ohio generally are authorized or required by law or other governmental actions to close.

(c)“Closing Sales Price” means, with respect to a particular day, the closing sale price or, if no closing sale price is reported, the last reported sale price per share of Common Stock on such day on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of a share of the Common Stock.

(d)“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(e)“Conversion Date” shall have the meaning ascribed to such term in Section 6(c) hereto.

(f)“Conversion Price” means, initially, $1.75, subject to adjustment in accordance with Section 9 hereof.

(g)“Conversion Ratio” means the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted at any time pursuant to and in accordance with Section 6 or 7, and shall equal the Liquidation Preference divided by the Conversion Price applicable upon such conversion.

(h)“Conversion Right” shall have the meaning ascribed to such term in Section 6(a) hereto.

(i)“Corporation” means Central Federal Corporation, a Delaware corporation.

(j)“Corporation Conversion Option” shall have the meaning ascribed to such term in Section 7(a) hereto.

(k) “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year.

(l)“Dividend Period” means the quarterly period commencing on and including the first day of the calendar quarter and ending and including the last day of the calendar quarter that immediately precedes the quarter in which the corresponding Dividend Payment Date occurs, other than the Initial Dividend Period.

(m)“Federal Reserve” means the Board of Governors of the Federal Reserve System.

(n)“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

(o)“Holder” or “holder” means a holder of record of the Series B Preferred Stock.

(p)“Initial Dividend Period” means the period commencing on the first day upon which a share of Series B Preferred Stock shall be issued and ending on June 30, 2014.

(q)“Issue Date” means the date on which the first share of Series B Preferred Stock is issued by the Corporation.

(r) “Junior Stock”  means the Common Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation.

(s)“Liquidation Parity Stock” means Parity Stock the terms of which expressly provide that it will rank pari passu with the Series B Preferred Stock as to rights upon liquidation, dissolution and winding up of the Corporation.

(t)  “Liquidation Preference” means, with respect to each share of Series B Preferred Stock, $25.00 per share.

(u) “Mandatory Conversion Date” means the date on which any shares of Series B Preferred Stock are converted into Common Stock in accordance with Sections 7(a) or (b) hereof.

(v) “Notice of Mandatory Conversion” means the notice described in Section 7(d) hereof.

(w)“Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation (without regard to whether dividends accrue cumulatively or non-cumulatively).

(x)“Partial Dividend”  shall have the meaning ascribed to such term in Section 4(c) hereto.

(y)“Person”  means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(z) “Record Date” means the date as determined by the Board of Directors of the Corporation for determining Holders of Series B Preferred Stock entitled to receive a dividend or to vote on any matter to which Holders are entitled to vote.

(aa)“Senior Stock” means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution and winding up of the Corporation.

(bb)“Series B Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereto.

(cc) “Shareholder Approval” shall have the meaning ascribed to such term in Section 12(c) hereto.

(dd)“Trading Day” means any day on which the NASDAQ Stock Market (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business.

(ee)“Transfer Agent” means the Corporation’s duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series B Preferred Stock and transfer agent and registrar for any shares of Common Stock issued upon conversion of the Series B Preferred Stock, or any successor duly appointed by the Corporation.

Section 3.Ranking.  The Series B Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.

Section 4.Dividends.

(a)           Subject to the rights of any holders of Senior Stock, Holders of shares of Series B Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of funds legally available therefor, non-cumulative cash dividends at an annual rate of 6.25% of the Liquidation Preference.  Such non-cumulative cash dividends shall be payable, if declared by the Board of Directors, quarterly in arrears on each Dividend Payment Date.  In the event that a Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no interest or other amount will accrue as a result of that postponement.  The first Dividend Payment Date shall be July 15, 2014, to the extent a dividend is declared (or is otherwise payable pursuant to the terms and conditions hereof) for the Initial Dividend Period.  Each declared dividend shall be payable to holders of record of the Series B Preferred Stock as they appear on the stock books of the Corporation at the close of business on the Record Date.

(b)The amount of dividends payable on each share of Series B Preferred Stock for each full Dividend Period during which such share is outstanding and the amount of dividends payable for the Initial Dividend Period and for any Dividend Period which, as to a share of Series B Preferred Stock, is less than a full quarter (determined by reference to the issuance date and the retirement date thereof) shall be computed on the basis of a 360-day year composed of twelve thirty-day months and the actual number of days elapsed in the Initial Dividend Period or such Dividend Period.

(c)In the event that the Board of Directors declares a dividend on the Series B Preferred Stock with respect to a Dividend Period in an amount less than the full amount payable to the Holders with respect to such Dividend Period pursuant to Sections 4(a) and 4(b) (such lesser amount, a “Partial Dividend”), such Partial Dividend shall be distributed to the Holders on a pro rata basis with respect to the outstanding shares of Series B Preferred Stock.

(d)Dividends on the Series B Preferred Stock will not be cumulative.  If the Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors declares a dividend for any future Dividend Period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock.

(e)           So long as any shares of Series B Preferred Stock remain outstanding, unless the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series B Preferred Stock, during a Dividend Period:

(i)    no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (other than a dividend payable solely in Junior Stock);

(ii)   no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (C) through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock, (D) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (E) the purchase of fractional interests in Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)    no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the shares of Series B Preferred Stock and such Parity Stock, except by conversion into or exchange for Junior Stock.

(f)    When dividends are not paid in full upon the Series B Preferred Stock and Parity Stock, if any, all dividends declared upon Series B Preferred Stock and Parity Stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series B Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, if any, bear to each other for the then-current Dividend Period.

(g)    Subject to the foregoing provisions of Section 4(e) and 4(f), and not otherwise, dividends

(payable in cash, stock or otherwise), as may be determined by the Board of Directors, may be declared and paid on the Common Stock and any other Junior Stock or any Parity Stock from time to time out of any assets legally available for such payment, and the Holders of Series B Preferred Stock shall not be entitled to participate in any such dividend.

(h)    Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines, or to violate any order or agreement by or with the Corporation’s regulatory authorities.

(i) Payments of cash for dividends will be delivered to the Holders at their addresses listed in the stock record books maintained by the Transfer Agent.

Section 5.Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the prior rights of holders of any Senior Stock, the Liquidation Preference for each outstanding share of Series B Preferred Stock held by such Holder, plus any declared but unpaid dividends (subject to the prior approval of the Federal Reserve, if required), but without accumulation of any undeclared dividends, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock.  After the payment to the Holders of the Liquidation Preference for each outstanding share of Series B Preferred Stock, such Holders shall not be entitled to convert any Series B Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the Series B Preferred Stock.

(b) Neither (i) the sale, lease, exchange or conveyance for cash, securities or other property of all or substantially all the assets of the Corporation (other than in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Corporation) nor (ii) the merger, consolidation or share exchange of the Corporation into or with any other Person shall be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, for the purposes of this Section 5.

(c) In the event the assets of the Corporation legally available for distribution to the Holders of the Series B Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any Liquidation Parity Stock upon such liquidation, dissolution or winding up of the Corporation unless proportionate distributable amounts shall be paid with equal priority on account of the Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of the Series B Preferred Stock and holders of any Liquidation Parity Stock are entitled upon such liquidation, dissolution or winding up of the Corporation.

(d) All distributions made with respect to the Series B Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation shall be made pro rata to the Holders.

Section 6.Conversion Rights.

(a) Each Holder shall have the right (the “Conversion Right”), at such Holder’s option, exercisable at any time and from time to time, to convert, subject to the terms and provisions of Section 10 and this Section 6, any or all of such Holder’s shares of Series B Preferred Stock (including any fraction thereof) into such whole number of shares of Common Stock per share of Series B Preferred Stock as is equal to the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional Common Share as provided in Section 8.  Notwithstanding anything to the contrary set forth herein, each Holder shall be entitled to convert Series B Preferred Stock pursuant to this Section 6, or receive Common Stock upon any such conversion, to the extent (but only to the extent) that such conversion or receipt would not cause or result in such Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of HOLA and Federal Reserve regulations (including Federal Reserve Regulation LL) to the extent applicable to the Corporation, 10% or more of any class of voting securities of the Corporation outstanding at such time (it being understood, for the avoidance of doubt, that no Security shall be included in any such percentage calculation to the extent that it cannot by its terms be converted into or exercised for voting securities by such Holder or its Affiliates at the time of such measurement or transfer).

(b)A Holder of Series B Preferred Stock must complete each of the following procedures to exercise the Conversion Right:

(i)complete, manually sign and deliver to the Transfer Agent a written notice in the form provided by the Transfer Agent indicating that the Holder elects to convert the number of such Holder’s shares of Series B Preferred Stock (including any fraction thereof) specified in such notice;

(ii)if the shares of Series B Preferred Stock that the Holder wishes to convert are represented by one or more physical certificates, surrender such physical certificate(s) to the Transfer Agent;

(iii) if required by the Corporation or the Transfer Agent, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay all transfer or similar taxes.

(c)The date on which a Holder complies with the applicable procedures set forth in Section 6(b) is the “Conversion Date.”  Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of shares of Common Stock issuable upon conversion of such Holder’s shares of Series B Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that, if applicable, physical certificates representing such Common Stock shall not then be actually delivered to such Holder.  On the Conversion Date, all rights of any Holder with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation’s assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to (i) receive physical certificates (if applicable) for the number of fully paid and non-assessable whole shares of Common Stock into which such shares of Series B Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 8, and (ii) exercise the rights to which such Holder is entitled as a holder of shares of Common Stock into which such shares of Series B Preferred Stock have been converted.

(d)The Transfer Agent shall, on a Holder’s behalf, convert the shares of Series B Preferred Stock into shares of Common Stock in accordance with the terms of the notice delivered by such Holder described in clause Section 6(b)(i) above. The shares of Common Stock and cash in lieu of any fractional share due to a Holder surrendering physical certificates shall be delivered to the Holder and each surrendered physical certificate shall be canceled and retired.  In the event that the Holders shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holders and in the manner shown on the records of the Corporation.

(e) If the Conversion Date occurs on or before the close of business on a dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend declared on such converted shares of Series B Preferred Stock and paid or payable on the corresponding Dividend Payment Date.

(f) If the Conversion Date occurs after the close of business on a dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the dividend Record Date shall receive on that Dividend Payment Date dividends declared and paid on those shares of Series B Preferred Stock, notwithstanding the conversion of those shares of Series B Preferred Stock prior to that Dividend Payment Date, because that Holder shall have been the Holder of record on the corresponding dividend Record Date.

(g) The Corporation shall reserve out of its authorized but unissued shares of Common Stock, sufficient shares of Common Stock to provide for the conversion of shares of Series B Preferred Stock from time to time as such shares of Series B Preferred Stock are presented for conversion.  The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof (excluding any restrictions imposed under applicable securities laws).

Section 7.Corporation Conversion Option.

(a) At any time on or after the third anniversary of the Issue Date, the Corporation shall have the option to require the Holders to convert all of the outstanding Series B Preferred Stock into that number of shares of Common Stock that are issuable at the Conversion Ratio then in effect (the “Corporation Conversion Option”).  The Corporation may exercise the Corporation Conversion Option only:  (i) if the Closing Sale Price equals or exceeds 135% of the Conversion Price then in effect for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the Trading Day immediately preceding the date the Corporation gives notice of mandatory conversion; and (ii) to the extent permitted under Section 10 hereof.

(b)           In order to exercise the mandatory conversion rights described in this Section 7, the Corporation shall provide a Notice of Mandatory Conversion to each Holder on or before the Mandatory Conversion Date.  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii)  the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; and

(iii) the place where certificates of Series B Preferred Stock may be surrendered, if certificates of Common Stock are to be issued.

(c) Upon exercise of the Corporation Conversion Option and the surrender of shares of Series B Preferred Stock by a Holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (i) certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which a Holder of shares of Series B Preferred Stock being converted, or a Holder’s transferee, shall be entitled and (ii) cash in lieu of any fractional share of Common Stock as provided in Section 8.

(d) Each conversion shall be deemed to have been made at the close of business on the Mandatory Conversion Date so that the rights of the Holder shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Ratio (subject to adjustment in accordance with the provisions of Section 9), and cash in lieu of fractional shares as provided in Section 8, and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(e) If the Corporation exercises the Corporation Conversion Option and the Mandatory Conversion Date is a date that is prior to the close of business on any dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable for such Dividend Period on such converted shares on the corresponding Dividend Payment Date.

(f) If the Corporation exercises the Corporation Conversion Option and the Mandatory Conversion Date is a date that is after the close of business on any dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends for that Dividend Period with respect to the shares of Series B Preferred Stock called for conversion on such date shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

Section 8.No Fractional Shares Upon Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  Upon any conversion, all fractional share interests to which a Holder may be entitled shall be aggregated into whole shares of Common Stock with cash being paid for any fractional interest that may remain after such aggregation.  The Corporation shall pay cash equal to such fraction multiplied by the closing price of the Corporation’s Common Stock on the most recent Trading Day immediately preceding the conversion.

Section 9.Anti-Dilution Adjustments.

(a)Any adjustment to the Conversion Price shall result in a change in the Conversion Ratio. The Conversion Price shall be subject to the following adjustments; provided,  however, that notwithstanding anything to the contrary set forth herein, any adjustment to the Conversion Price to be made pursuant to this Section 9 shall be made to the extent (but only to the extent) that such adjustment would not cause or result in any Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of HOLA and Federal Reserve regulations (including Federal Reserve Regulation LL) to the extent applicable to the Corporation, voting securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 10% or more of any class of voting securities of the Corporation outstanding at such time; provided,  further,  however, that any adjustment (or portion thereof) prohibited pursuant to this Section 9(a) shall be postponed and implemented on the first date on which such implementation would not result in the condition described above in this Section 9(a):

(i) If the Corporation shall pay a dividend or make a distribution to holders of outstanding Common Stock in shares of Common Stock, the Conversion Price shall be proportionately adjusted by multiplying the Conversion Price in effect immediately prior to such dividend or distribution by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (B) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such dividend or distribution plus (2) the total number of shares of Common Stock constituting such dividend or other distribution. Such adjustment shall be made successively whenever any such dividend or distribution is made and shall become effective immediately after such dividend or distribution. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect had such dividend or distribution not been declared.

(ii) If the Corporation shall subdivide or split its outstanding Common Stock into a greater number of shares of Common Stock, or combine its outstanding Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to the day upon which such subdivision, split or combination becomes effective shall be, in the case of a subdivision or split of Common Stock, proportionately decreased and, in the case of a combination of Common Stock, proportionately increased.  Such adjustment shall be made successively whenever any such subdivision, split or combination of the Common Stock occurs and shall become effective immediately after the date upon which such subdivision, split or combination becomes effective.

(b) All adjustments to the Conversion Price shall be calculated to the nearest 1/10th of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided,  further, that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(c)Whenever the Conversion Price is to be adjusted in accordance with Section 9(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 9(a), taking into account the $0.01 threshold set forth in Section 9(b) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 9(a), taking into account the $0.01 threshold set forth in Section 9(b) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 9(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 10.Conversion Limitation.  Notwithstanding anything to the contrary contained herein, (a) the Series B Preferred Stock may not be converted until after July 15, 2014, and (b) until the Corporation obtains Shareholder Approval, the Series B Preferred Stock and all warrants issued by the Corporation in connection with the sale and issuance of the Series B Preferred Stock (the “Warrants”) may not be converted or exercised, as applicable, for more than 19.9% of the total outstanding Common Stock of the Corporation or more than 19.9% of the total voting power of the Corporation’s securities immediately preceding the issuance of the Series B Preferred Stock and Warrants.  Until Shareholder Approval is obtained, no holder of Series B Preferred Stock will be permitted to convert Series B Preferred Stock and/or exercise Warrants with respect to more than such holder’s pro rata amount (such amount being referred to as the “Maximum Exercise Amount”)of such total determined based upon such holder’s percentage ownership of the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.  Upon the written request of a holder of Series B Preferred Stock, the Corporation shall confirm in writing to such holder, within five business days, the Holder’s Maximum Exercise Amount.

Section 11.Redemption.  The shares of Series B Preferred Stock are not redeemable at any time.

Section 12.Voting Rights.

(a) Holders of the Series B Preferred Stock shall have no voting rights except as set forth in this Section 12 and as otherwise required by Delaware law as in effect from time to time.  Except as otherwise provided in this Section 12, in exercising any such voting rights, each Holder shall be entitled to one vote for each share of Series B Preferred Stock held by such Holder.

(b)    So long as any shares of Series B Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the affirmative vote or written consent of the Holders of at least two-thirds of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(i) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation (including this Certificate of Designations creating the Series B Preferred Stock), if the amendment, alteration or repeal of the Certificate of Incorporation would materially and adversely affect the rights, preferences, powers or privileges of the Series B Preferred Stock;

(ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Stock or Parity Stock or reclassify any authorized stock of the Corporation into any such stock, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such stock; or

(iii) enter into or consummate any (A) reclassification of the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value), (B) consolidation, merger or share exchange of the Corporation with or into another Person or any merger, consolidation or share exchange of another Person with or into the Corporation (other than a consolidation, merger or share exchange in which the Corporation is the resulting or surviving entity and which does not result in any reclassification of the outstanding shares of Common Stock), or (C) sale, lease or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis), other than to one or more of the Corporation’s subsidiaries (any of the foregoing, a “Reorganization Event”); provided,  however, that the Holders will have no right to vote under this Section 12 regarding the Corporation’s entry into or consummation of a Reorganization Event if, upon the consummation of the Reorganization Event, (I) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the resulting or surviving entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (II) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, (x) authorize, increase the authorized amount of, or issue Parity Stock (provided that dividend rights are noncumulative) and Junior Stock or (y) increase the amount of authorized shares of Series B Preferred Stock or issue any additional shares of Series B Preferred Stock; provided,  however, that with respect to clause (x), such Parity Stock or Junior Stock, as the case may be, does not rank senior to the Series B Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(c)Holders of shares of Common Stock acquired upon the conversion of shares of Series B Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock except that such holders may not vote upon the proposal to be submitted by the Corporation to its stockholders in accordance with Rule 5635 of the listing rules of The NASDAQ Stock Market LLC, for the issuance of the shares of Common Stock upon the conversion of the Series B Preferred Stock and/or upon exercise of Warrants issued in connection with the sale and issuance of the Series B Preferred Stock (“Shareholder Approval”).

Section 13.No Preemptive Rights.  The Holders of Series B Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 14.No Sinking Fund.  No sinking fund shall be established for and no sinking fund provisions shall apply to the Series B Preferred Stock.

Section 15.Compliance with Applicable Law.  Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series B Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends or other distributions by the Corporation under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation from time to time and (ii) agreements of any type with federal banking authorities with respect to the Corporation or other regulatory restrictions applicable to the Corporation from time to time in effect.

Section 16.Form.  Shares of Series B Preferred Stock may be issued in the form of physical certificates or in book entry form through the direct registration system of the Transfer Agent.

Section 17.Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or other action, or the vote upon any action with respect to which the Holders are entitled to vote.  All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) The Liquidation Preference (and, therefore, the Conversion Ratio) shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving Series B Preferred Stock.  Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution.  Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers’ Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference or annual dividend rate in effect following such adjustment.

(c) All issued shares of Series B Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing Series B Preferred Stock, all shares of Series B Preferred Stock converted into shares of Common Stock; and (ii) from the date of registration of transfer, all shares of Series B Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

(d) In case, at any time while any shares of the Series B Preferred Stock are outstanding:

(i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock or any other Junior Stock;

(ii)the Corporation shall authorize the issuance to all holders of its Common Stock or any Junior Stock of rights or warrants to subscribe for or purchase Common Stock or of any other subscription rights or warrants;

(iii) there is any Reorganization Event; or

(iv) there is a voluntary or involuntary dissolution, liquidation or winding up of the

Corporation;

then the Corporation shall cause to be mailed to the Transfer Agent, if any, for the Series B Preferred Stock and the Transfer Agent shall cause to be mailed to the Holders of the outstanding shares of Series B Preferred Stock at their respective addresses as they appear on the books of the Corporation, at least ten (10) days before the date hereinafter specified (or the earlier of the dates herein specified, in the event that more than one date is specified), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, (ii) the date on which any such Reorganization Event, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such Reorganization Event, dissolution, liquidation or winding up or (iii) the date after which the Series B Preferred Stock may be converted into Common Stock at the option of the Holder pursuant to Section 6(a) hereof.

(e) The headings of the various sections and subsections contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(f) Except as may otherwise be required by law, the Series B Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and the Certificate of Incorporation, as amended, of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer this 7th day of May, 2014.

CENTRAL FEDERAL CORPORATION

By: /s/ Timothy T. O’Dell
Name: Timothy T. O’Dell
Title: Chief Executive Officer